Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV- Q3 2005 Powerwave Technologies Earnings Conference Call

Event Date/Time: Nov. 03. 2005 / 2:00PM PT

Event Duration: N/A

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO, Secretary

Ron Buschur

Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

Ittai Kidron

CIBC World Markets - Analyst

Paul Costar

JP Morgan, Chase & Co. - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Brian Modoff

Deutsche Bank - Analyst

Mark Cohodes

Rocker Partners - Analyst

Mike Ounjian

Credit Suisse First Boston - Analyst

Joon Kim

RBC Capital Markets - Analyst

Mark Donahue

Ferris, Baker Watts, Inc. - Analyst

Mike Walkley

Piper Jaffray & Co. - Analyst

Rich Valera

Needham & Co. - Analyst

Steve Klement

Pacific Crest Securities - Analyst

Tony Rao

East Shore Partners - Analyst

John Brulette

Private Investor - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the third quarter 2005 Powerwave Technologies earnings conference call. My name is Angela and I will be your coordinator for today. At this time all participants are in a listen-only mode. [OPERATOR INSTRUCTIONS] As a reminder this conference is being recorded for replay purposes. And now, I would like to turn the presentation over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer. Please proceed, sir.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Thank you. And good afternoon, welcome to the Powerwave Technologies third quarter 2005 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave including, but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the integration of the Remec wireless acquisition, anticipated revenues and benefits of the acquisition of selected assets and liabilities of Remec, cost savings related to the Remec wireless acquisition, demand levels for the Company’s product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expenditures rates, inventory turns, tax rates, cash flows and day sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to integrate acquisitions and realize anticipated cost savings and synergies, fluctuations in foreign currency, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave’s current Form 10-K for the year ended January 2nd, 2005, our Form 10-Q for the quarter ended July 3rd, 2005, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or applied. In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statement as prepared under GAAP is included in our press release dated today, which can be found at our website at powerwave.com and on Business Wire.

As a note, Powerwave completed the acquisition of selected assets and liabilities of Remec, Inc.’s wireless systems business on September 2nd, 2005, and the results reported herein include the results of Remec’s wireless business for only the month of September, 2005.

With all this in mind I would like to start by quickly reviewing our financial results which are also summarized in our press release. Net sales for the third quarter of 2005 were 217.8 million. This includes revenues from our Remec wireless acquisition for the month of September. The revenues from Remec account for approximately 19 million for the quarter. For our third quarter, approximately 3.5 million of acquisition related charges and expenses are included within cost of goods sold and approximately 2.1 million is included in operating expenses.

Included in these charges and expenses are the results of a preliminary allocation of the purchase consideration for our Remec acquisition. This preliminary allocation of the purchase consideration to tangible and intangible assets and liabilities was based upon an initial estimate of fair value determined by management with the assistance of independent valuation specialists. I want to note this is a preliminary allocation and is subject to change.

For the third quarter our gross margin on a GAAP basis is 24.8%. Excluding the 3.5 million of acquisition related charges and expenses in our cost of goods sold for the third quarter we would have reported a gross profit margin of 26.4%. For the third quarter, sales and marketing expenses were 10 million, R&D was 14.8 million and G&A was 10.8 million. Including the acquisition related charges and expenses of 2.1 million, our total operating expenses were 37.8 million.

For the third quarter we had an operating profit of 16.3 million, which includes acquisition related charges and expenses of approximately 5.7 million. Excluding these charges and expenses on a proforma basis we would have reported an operating profit of 22 million or an operating margin of 10.1%.

We had net other expense for the quarter of 1.7 million. On a GAAP basis our total net income, before taxes, was 14.6 million and our effective tax rate for the quarter is 10%. Our net income after tax is 13.1 million, the diluted earnings per share is $0.11 based on a diluted weighted average share outstanding of approximately 136.2 million shares. On a proforma basis excluding the acquisition related charges and expenses of 5.7 million and utilizing our effective tax rate of 10%, our net income after taxes would have been 18.2 million or a diluted earnings per share of $0.15 based on a diluted weighted average share outstanding of 136.2 million.

For the first nine months of fiscal 2005 we had total net sales of 566.3 million, compared with 317.5 million for the first nine months of fiscal 2004. This is the first time that Powerwave has passed the $0.5 billion in sales mark and we have not yet finished our fiscal year. Our total net income for the first nine months of fiscal 2005 on a GAAP basis is 31.5 million or diluted earnings per share of $0.27 which compares to a net loss of 30.6 million or basic loss per share of $0.35 for the first nine months of fiscal 2004. On a proforma basis, excluding the 13.6 million of acquisition related charges and expenses, our net income after taxes would have been 43.8 million or diluted earnings per share of $0.36. The results for the first nine months of 2004 include 33.3 million of acquisition and restructuring related charges and expenses.

Now I would like to describe our revenues on a geographic basis. Our total America’s revenues for the third quarter of 2005 were approximately 95 million or 44% of revenues. Our total Asian sales account for approximately 8% of our revenues or 17.5 million. And our total European and other international revenues were 105.4 million or approximately 48% of revenues. For the third quarter our wireless communication business unit represents approximately 96% of our revenues. Our contract manufacturing business accounts for approximately 4% of our revenues or 9.8 million. Also for the third quarter sales of products within antenna systems totaled 77.5 million or 36% of total revenues. Base station system sales totaled 107.6 million or 49% of revenues and coverage system sales totaled 22.9 million or 11% of revenues. For the third quarter our total 3 G related sales were approximately 50 million or approximately 23% of our total revenues.

In terms of our customer profile for the third quarter our total OEM sales accounted for approximately 39% of our total revenues and our total direct and operator sales account for approximately 57% of our total revenues. Our contract manufacturing customers account for the remaining 4%.

Our total consolidated gross profit margin was 24.8% for the third quarter on a GAAP basis. On a proforma basis, excluding the 3.5 million of acquisition related charges and expenses, our total gross profit margin would have been 26.4%. This gross profit margin includes the impact of the acquired Remec wireless business for one month. While the acquired Remec wireless business has been operating at a significantly lower gross margin than our business model, we continue to be very confident in our ability to drive and maintain profitable margins in our worldwide operations.

I would like to point out that we continue to be very comfortable with our target gross margin model, which on a proforma basis excluding acquisition and restructuring related charges and expenses is targeted at the mid to high 20% range. While our gross margins are impacted by many factors including pricing, product mix and economic conditions, we do believe that we are in a very strong position going forward to drive continued improvements at our global cost structure so that we can continue to achieve our long-term gross margin targets.

I now will review our operating expenses for the third quarter of 2005. For the quarter, our sales and marketing expenses were 10 million, R&D expenses were 14.8 million, and our G&A expenses were 10.8 million. We also recorded a total of 2.1 million of acquisition related charges and expenses.

For the third quarter of 2005 our operating expenses include one month of expenses associated with the Remec wireless acquisition. While for the third quarter we did see an overall reduction in our R&D expenses, we do expect to see some increase in these expenses for the fourth quarter due to the additional Remec resources.

In terms of other expense, we incurred 1.7 million of other expense in the third quarter of 2005. This relates primarily to foreign exchange rate changes during the third quarter which reversed a large portion of the gain we recorded in the second quarter of 2005. This was largely driven by the strength in both the U.S. dollar and Euro as compared to the Swedish Kroner.

For the third quarter our effective tax rate continued to be 10%. This rate is primarily due to the strength of our U.S. sales. While we are continuing to evaluate our future tax rated based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will continue to be approximately 10% for fiscal 2005. I want to stress that this estimate will fluctuate based upon our actual results.

Next I will quickly review our balance sheet. Total cash at October 2nd, 2005, was approximately 224.4 million, of which 6.6 million is reflected as restricted cash. The reduction in cash from the second quarter includes 40 million paid in the Remec acquisition and capital spending during the third quarter totaling 13.2 million. For the third quarter our net inventory was 111.8 million which includes the inventory obtained in the Remec wireless acquisition and represents inventory terms of approximately six times. This turn level is obviously impacted by the Remec wireless acquisition. We plan to significantly improve our turns over the next six months as we work through this inventory.

Our total net accounts receivable were 210.9 million, which represents AR days sales outstanding of of approximately 88 days. Once again this AR includes AR from the Remec wireless acquisition. Going forward we expect our DSO’s to be in the range of 75 to 85 days.

Now, before turning the call over to Ron, I would like to provide you with our financial guidance for the fourth quarter of 2005. I want to note that our guidance includes the impact of our acquired Remec wireless business and their lower gross margins. We will not be reporting the Remec business separately going forward. Please note that our guidance is subject to a number of risks and uncertainties that could impact our future outlook and many of these are detailed in our public filings with the SEC. With all that in mind, based upon the current order patterns we see, as well as forecasts from our various customer bases , we have established a revenue range of 255 million to 265 million for our fourth quarter. Our current proforma earnings estimate for the fourth quarter, excluding any restructuring and acquisition related charges and expenses, is expected to be in the range of $0.13 to $0.15 per share. We currently anticipate that our gross margins on a proforma basis will be within the low end of our target operating model, which is gross margins in the mid to high 20s range. This is better than our previous expectations for the quarter.

As a final note, I want to reiterate that in terms of our REMEC acquisition integration plans, we continue to expect that it will take a total of six months to complete all the integration activities. Now I would like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you Kevin and good afternoon everyone. Before I get started I would like to personally thank all the employees for the hard work and dedication you have given Powerwave during this very challenging but yet very rewarding time in the history of our Company.

I am very excited to be able to review what is an outstanding quarter and is an excellent representation of Powerwave’s ability to execute on our business plan and strategies. This is clearly demonstrated by our record sales revenue of $217 .8 million reported for Q3. This translates into a growth rate of 7% sequentially and an annual growth rate of 72%. This is a true testament to our leadership position in the wireless communications industry. These phenomenal results were produced during the same timeframe as we were completing the integration of LGP Allgon.

During the third quarter we experienced strong demand from our direct operator customers as well as our OEM customers. This is clearly demonstrated by our broad and diversified customer base with only two customers, each accounting for over 10% of our quarter sales. Cingular represented 17%, Nokia represented over 10%. We are extremely pleased with our global product acceptance and customer diversification with other top customers such as Ericsson, ZTE, Verizon, Siemens, Tmobile, Vodafone, Lucent, Chinamobile and Motorola.

We believe our customers benefit from our leading product portfolio and Powerwave’s excellent manufacturing capabilities. This performance and capability has again, this quarter, proven to be world class compared to our competition in providing total customer satisfaction. For the third quarter we continued to benefit from our strong operational excellence and this performance is demonstrated by our results. Clearly we have driven growth in all product segments of our business with our complete end to end solutions, as shown in the following categories: Antenna systems up 57% from Q2. Base station up 3% from Q2. Coverage systems up 10% from Q2.

As many of you who follow us know, we have been, and I must say we continue to be, focused on improving our gross margins. I am very pleased with the gross margin results we were able to produce this quarter; as we have just started integrating the two Company’s products and manufacturing capabilities. For the third quarter our gross margins on a full GAAP basis came in at 24.8%; and 26.4% on a proforma basis. This included one month of Remec wireless products. As Kevin stated, in Q4 we believe that we will be able to maintain the low end of our target gross margin operating model which is in the mid to high 20% range; this in spite of having a full quarter of Remec product sales in our consolidated results. I believe this clearly demonstrates that operational excellence is taken very serious here at Powerwave.

We will continue to stay focused on driving improvements in our operations, products, designs and our cost structure. Now that we have finalized the Remec acquisition we are actively engaged in the integration process. I would like to provide you with an update on these activities. We have already completed the rationalization of the engineering sites and resources and we are in the process of closing facilities in Milpitas, California, Folsom California, Irvine California and Aylesbury, UK. Saving the Company $8.5 million annually. We are very pleased with the progress we have made on the integration activities as well as the acceptance from our customers globally. They have started to clearly see the advantages of what the combined entity will offer them from a product, design and manufacturing perspective.

We are very focused on assuring that we complete the Remec integration activities within the March, 2006 timeframe as we had originally stated as well as meeting our target of $50 million of annual cost saving synergies. More importantly we believe that once we complete the integration of Remec wireless business we will be able to improve our gross margins as we strive to maintain our targeted gross margin operating model of the mid to high 20% range. During the following quarters I will provide you with additional updates regarding the manufacturing and product integration activities.

In looking at our industry, I continue to be quite optimistic with the industry’s future over the next few years. We believe there will be continued spending in North America markets in GSM, wide band CDMA and EVDO networks. We also see an increased desire from the European and APAC operators to continue to deploy and build additional 3 G networks utilizing Powerwave’s coverage and capacity solutions. Now if you use the low end of our revenue guidance for the fourth quarter of 2005, and add that to our sales for the first nine months of the year, you will see that we are expected to achieve record revenues of over $800 million for 2005.

QUESTION AND ANSWER

Ron Buschur - Powerwave Technologies - President, CEO

Angela I would like to now turn over the call to you and address any questions they may have.

Operator

Thank you sir. [OPERATOR INSTRUCTIONS] Our first question will come from the line of Ittai Kidron, please proceed.

Ittai Kidron - CIBC World Markets - Analyst

Hi guys, congratulations on a great quarter. Can you give us a little bit more color on your head count immediately after closing and where do you expect it to end up or how far along are you in the cutting process?

Ron Buschur - Powerwave Technologies - President, CEO

Well, we have some rationalization that still needs to take place obviously. We’re just in the process as I had outlined to rationalize the engineering resources in the sites. We still have some work to do around the manufacturing sites and as we become a little bit more clear on what we want to do and we can identify these opportunities and we notify the employees in these sites we will certainly bring you up-to-date on this as I had indicated in my comments.

Ittai Kidron - CIBC World Markets - Analyst

Okay. But the facilities that you mentioned were not Remec’s facilities if I understand correctly.

Ron Buschur - Powerwave Technologies - President, CEO

No, no. They were Remec’s facilities.

Ittai Kidron - CIBC World Markets - Analyst

Okay. In looking into the next quarter will it be safe to assume that the OP/EX increase relative to the third quarter is between $6 million to $8 million?

Kevin Michaels - Powerwave Technologies - CFO

You know we haven’t - we aren’t breaking it out that way. I think there will be some - we don’t want to get that specific on exactly those expenses. There will be some increases going on. I don’t know if it will be total up to that much, but there will be some increases.

Ittai Kidron - CIBC World Markets - Analyst

Very good. All right, congratulations, good luck guys.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Operator

Our next question will come from the line of Paul Costar with J P Morgan, please proceed.

Paul Costar - JP Morgan, Chase & Co. - Analyst

Yes. Thank you, good afternoon. A couple quick questions. First of all as we think about this $50 million of cost saves, can you remind us of what the baseline is there? Secondly as we look at the gross margins going into the first quarter can we assume that part of the cost save accrues to the cogs line and will see the gross margin start to incline again at that point?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, Paul, one of the areas that we certainly believe will benefit the combined entity is going to be the synergy that we achieve through the rationalization of the sites as well as our manufacturing capabilities. And the bulk of the savings will certainly come from the raw materials and the supply chain consolidation and rationalization that will take place. We certainly believe and we’re very happy looking at the first quarter and more importantly, one month of Remec’s products and the impact that we were seeing with our gross margins; we are very comfortable that we will be able to maintain, as Kevin and I stated, our guidance for the mid to high 20% range for our gross margins moving forward.

As we complete the integration we will certainly be focusing on improving our gross margins as we have done and demonstrated in the past.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

And, Paul, I think it is consistent of what we have said all along in announcing this acquisition: we are targeting a six month period, obviously that’s begun, that will carry us in through the first quarter of ‘06. And during that time as we finish up the integration and obviously as we complete that, coming out of that we should see incremental improvements as we integrate all of the operations that we acquired.

Paul Costar - JP Morgan, Chase & Co. - Analyst

Okay. One follow up, can you just help me understand what percentage of revenues is now coming direct from the operators and whether that is having any impact on ASP’s or margins? Whether there’s any change there in particular.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

As we broke out, in terms of our total for this quarter, the third quarter, approximately 57% of our revenues came direct, through direct channels. I think overall: is it having an effect on ASP’s? I would say no, I think the ASP’s are tied more to the type of products you’re selling. I don’t think that causes changes in our different channels for ASP’s. I think in some portions, some of the direct products have more features so we can command some higher prices, and we can command some slightly better margins there. Those are also coupled with additional expenses and additional support costs. So it has probably a slight benefit, it’s not significantly large one.

Paul Costar - JP Morgan, Chase & Co. - Analyst

Great, thanks very much.

Operator

Your next question will come from the line of Jeff Kvaal with Powerwave. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

I believe I’m with Lehman brothers.

Ron Buschur - Powerwave Technologies - President, CEO

We thought maybe Jeff you had joined us.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Is there something we need to know? [Laughter]

Jeff Kvaal - Lehman Brothers - Analyst

It sound as though, if I may, that the gross margin outlook from the Remec business is a little bit better than one would have thought, I’m wondering Kevin if that suggests that the $0.08 to $0.10 in EPS accretion that you had suggested might ultimately prove conservative?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, I mean, I think that’s possible. I think that the main issue we have is I think we have been able to move quickly to drive some costs down. We still have a lot of work to do, we’ve got a lot of work to do over the next two quarters here. But certainly is - could we in the long term prove to be a little conservative? That’s a possibility, but I think we will wait and see.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, thanks. Ron, I may have missed this, but I don’t think I caught Nortel amongst the list of long and distinguishes customers of yours.

Ron Buschur - Powerwave Technologies - President, CEO

Nortel is certainly a very important customer of ours as well. I was trying to give a flavor of our broad and diversified customer base. Nortel is certainly a part of our long-term strategy and is a very important customer to us as well.

Jeff Kvaal - Lehman Brothers - Analyst

Is that in the 5 to 10% range for you now?

Ron Buschur - Powerwave Technologies - President, CEO

That’s correct.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, thank you very much.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you.

Jeff Kvaal - Lehman Brothers - Analyst

Your next question will come from the line of Brian Modoff with Deutsche Bank. Please proceed, sir.

Brian Modoff - Deutsche Bank - Analyst

Hi guys. Can you hear me okay?

Ron Buschur - Powerwave Technologies - President, CEO

Sure I can.

Brian Modoff - Deutsche Bank - Analyst

Yes. A couple things. What was your base station — year on year growth on your base station side of your business in the quarter?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Our base station growth was about 3%. We have seen from a year standpoint, year - quarter to quarter.

Brian Modoff - Deutsche Bank - Analyst

Year on year what was it?

Ron Buschur - Powerwave Technologies - President, CEO

I don’t have the year to year, do you?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

I don’t have that handy, but I would guess it’s roughly, I can tell you, just a second here. Pretty significant. The growth rate is roughly about — it looks like about 56% year over year.

Brian Modoff - Deutsche Bank - Analyst

Your biggest competitor and their base station business was flat year on year. What do you think is going on in this space? Is this primarily — are you — is it market share gains, what’s the growth like in the industry and what do you think is happening?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think we’re certainly pleased with our growth and our ability to service our end operator and OEM customers. I think we have the right product solutions in the marketplace at the right time and Brian certainly I think that could be attributed to some of the market share gains that we’re taking here in the marketplace. We just need to stay focused on operating with the excellence that we have focused on in our manufacturing and our designs and offer that end to end solution to our customers. I think we will continue to grow our business and we’re going to stay focused on that model, is it seems to be very successful for Powerwave.

Brian Modoff - Deutsche Bank - Analyst

Ericson was 18% of revenue last quarter, they were less than 10 this quarter; what do you think happened there?

Ron Buschur - Powerwave Technologies - President, CEO

Well, as we indicated previously we expect fluctuation in our customer base and certainly our penetration or the dependency on any one one customer that exceeded 10%, and I think what we’re trying to do is really diversify our customer base and not have that given dependency. I do think as we had indicated there was initial build up of demand that Ericson was servicing for Cingular during the previous quarter. As we had indicated the other cities that are being deployed may not always be using the Ericson product in that deployment.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

And just an additional point there Brian, as we noted back in the third quarter, I think as Ron is referring to, Ericsson itself had given out guidance they expected to see some slowdown in their overall business, so we are certainly a reflection of that. Ericsson is still an important customer to us and a large - very large customer to us, but we had projected ahead of time that we expected that to come down given their own guidance.

Brian Modoff - Deutsche Bank - Analyst

And I was - listen - the first time [inaudible] was in the 5 to 10% range, and then our your guidance, you consider 25% gross margin the target you have per se around that target for the fourth quarter?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, I think our - to answer the gross margin question, yes, what we’re saying is we feel that on a proforma basis we will be in the low end of that range initially. So we’re still being able to achieve that target range for us. Obviously from a longer-term perspective we expect to be able to go to the higher end of that range, but initially yes, it would be around that target area.

Ron Buschur - Powerwave Technologies - President, CEO

Brian, I think you can see from our past performance we’re certainly not happy about being at the low end of that range, but I think for the first let’s say one month of consolidated revenues that we have Remec’s products in the Powerwave were pretty comfortable that we’re going to be able to improve that and meet the guidance that we had given. And as far as our customer base, you know, we’re very pleased to have Lucent as a customer and we continue to hope to grow that relationship and be able to offer them that antenna solution that they’re looking for as well.

Brian Modoff - Deutsche Bank - Analyst

And then one last question: remote radio units, can you give us an update on what’s been going on with that segment of your business?

Ron Buschur - Powerwave Technologies - President, CEO

Well, we’re starting to see improved opportunity for that remote radio head with multiple customers. We’re starting to ramp that product into production and we’re starting to sell that unit to multiple customers. And we believe that will continue to grow as Q4 and certainly in Q1.

Brian Modoff - Deutsche Bank - Analyst

Great, thank you.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Thank you.

Operator

Your next question gentlemen, comes from the line of Mark Cohodes with Rocker Partners, please proceed.

Mark Cohodes - Rocker Partners - Analyst

Thank you. It’s very good that you guys have exercised the ghost of Remec and Ron Ragland and I think in reading between the lines of your margin guidance was it that Remec/Spectrian was so mismanaged, now that it’s come under your guys’ umbrella to [inaudible] fees and better inventory management you’re able to get that business closer to your margins or is it something else, that’s question one/

Kevin Michaels - Powerwave Technologies - CFO

Well, you know, Mark, I don’t want, I don’t really want to dwell on the past. But I think in terms of some of the things, I think we have a very focused approach as Ron mentioned, we have taken some costs out very quickly here, so we have been able to drive some costs out there. And, you know, we think we’re seeing some better improvement there. To credit the guys at Remec, they have been working to try to drive some improvements there and those are continuing on forward. Obviously we’re going to speed those up and do some other things there, but some of the benefits they have been working on over the last year are starting to pay off. We’re seeing some improvements there and we’re going to supercharge it.

Mark Cohodes - Rocker Partners - Analyst

Given your market share gains versus your competition, when can you see the first quarter where Lucent becomes a bigger customer than Nortel, or has that already occurred?

Ron Buschur - Powerwave Technologies - President, CEO

Well, mark, we’re really trying to focus as we have talked about broadening and more diversified customer base. We want to make sure we can service Lucent and Nortel and have both as a 5 to 10% customer. I don’t think we have a preference, you know, with either customer and where they are in the percent of our revenue; they’re both very important to our success and our growth long term. But I think you can see from our results that we certainly have diversified our dependency on any one customer now and we’re happy with that diversification.

Mark Cohodes - Rocker Partners - Analyst

Do you see your market share gain stabilizing at this level or accelerating?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I certainly would like to say that I hope that we can continue to accelerate it Mark. I think you know us well enough, we may be conservative, but we’re very aggressive when it comes to gaining in the marketplace and trying to be the leader and be able to demonstrate that and differentiate our capabilities against our competitors.

Mark Cohodes - Rocker Partners - Analyst

There’s no greater motivator than disrespect and enough was handed out to you guys a year ago, so you deserve a lot of credit and keep up the good work.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Thank you.

Operator

Your next question comes from the line of Mike Ounjian with CSFB, please proceed.

Mike Ounjian - Credit Suisse First Boston - Analyst

Great, thank you. So Kevin, in the Q4 guidance is there anything we should be thinking about differently as far as regional trends besides just the Remec mix becoming a bigger piece of the business in Q4 with the full corridor, and then just looking at Q1, I know you’re not giving guidance, but just in general with the acquisition, how should we be thinking about kind of seasonal patterns in this business, is there any real change? It seems from the guidance, if I’m backing Remec properly, Q3 was certainly stronger than the typical trend; Q4 maybe doesn’t look like it has the same uptick; should we be thinking about Q1 having the traditional pull back as we do in this business, or should we be thinking about a different trend looking forward?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, you’ve got a couple of questions there. So, let me take a shot at them. I think in terms of geographic mixes, I don’t think you’re going to see any real significant changes looking at our overall blended mix now. You know, the Remec business, geographically, isn’t that much different than ours. So I don’t think you will see any significant trend changes there.

In terms of looking out, as you noted we haven’t given guidance for Q1. What I would say is I do think overall you see a little more stable market out there; demand has been very healthy, certainly we have been benefiting from that. We think operators are taking a more stable approach and a more rational approach to their activities so we see a more constant level. So we’re not expecting the kind of fluctuation that maybe historically have been typical in our industry. We’re really anticipating a little more level loading. We think that — we have been talking about this trend over the last three or four quarters, and we think it definitely is out there, it’s definitely more consistent, it’s more economical for operators to behave that way and certainly better from a long-term trend for our industry and we think that trend will continue.

Mike Ounjian - Credit Suisse First Boston - Analyst

Great, thank you.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Sure.

Operator

Your next question gentlemen, will come from the line of Joon Kim with RBC, please proceed.

Joon Kim - RBC Capital Markets - Analyst

Thank you, I just have a few questions. On America’s revenues increase it appears 36 million. It looks like some of the increment to revenues came from Cingular which added maybe 15 or so million, could you close the gap for me, was it Latin America, how much was Remec and any other factors if you can.

Next on 3G, it was typically in the range of 34 to 38 million for the past four quarters and jumped to 50 million. Can I contribute most of that increase to Cingular and finally if you could discuss what gross margins would have been excluding Remec? Thank you.

Ron Buschur - Powerwave Technologies - President, CEO

Well, I’ll take a couple of the questions here. First of all on the 3 G growth that you have seen, we have seen growth in the European and APAC region as well as North America as I outlined in my comments. We’re very pleased with that, I think some of the larger operators such as Vodafone has certainly indicated that they continue to deploy and they want to continue to grow their 3 G capabilities and deploy more and more base stations with that capability. So we’re excited about that.

And looking at the gross margins: as we look between the existing Powerwave business, and this will probably give you a guideline, but I really don’t want to go into any detail in the following quarters, but we certainly have seen about 17, 18% gross margin on the Remec products. And I think that’s, you know, in line with what we had expected to see.

Joon Kim - RBC Capital Markets - Analyst

Okay. On the America’s revenues?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

I think from the America’s revenues it’s largely; it’s in the North American marketplace. It’s not South America driving that increase. I think what you’re looking at the sequential quarter to quarter.

Joon Kim -RBC Capital Markets-Analyst

Yes.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

And I think it’s a combination of obviously, you know, Cingular is just one piece of that, but there’s other operators buying in the North American marketplace and we’re seeing strength there. Also there is I think, you know, there is probably a little bit of portion of the Remec impact, Remec had a good piece of business booked in the U.S., so some of that revenues for that month of September is impacting that somewhat. So I wouldn’t attribute it to any one person, but it is largely all coming out of North American market.

Joon Kim - RBC Capital Markets - Analyst

And on to North America, I think some competitors and OEM customers had looked like --- there’s some commentary that Verizon and Sprint spending has been slowing down, had you seen any of that and can we possibly see some of that in the fourth quarter?

Ron Buschur - Powerwave Technologies - President, CEO

We certainly are confident that there will be, as Kevin said, a more rational pattern of spending that takes place. And maybe that’s what some of our competitors and some other of our colleagues are outlining. But we’re pretty pleased with the spend pattern that we see in our forecast from those two customers.

Joon Kim - RBC Capital Markets - Analyst

Okay, thank you.

Operator

Your next question gentlemen, will come from the line of Matt Robison with Ferris, Baker Watts. Please proceed.

Mark Donahue - Ferris, Baker Watts, Inc. - Analyst

This is actually Mark Donahue for Matt. The first question I have is just really housekeeping, what was your operating cash flow and what do you think the expected share count is going to be?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

The expected share count for next quarter on the fully diluted basis is probably, roughly around 143 million for Q4.

Mark Donahue - Ferris, Baker Watts, Inc. - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

For the Q3, roughly our operating cash flow, total operating cash flow with the use of cash of about 15 million. We had basically once we --- we basically had --- a large payments on some of our accounts payable which was a flip from the prior quarter where we had growth in accounts payable, so it was a timing issue.

Mark Donahue - Ferris, Baker Watts, Inc. - Analyst

Okay. Next question I have is on the integration costs, they seem a little lower than this quarter than we would have anticipated with the Remec coming into play this quarter for September that is. What do you think, can you help us map that out going forward?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, I think, you know, the issue we — obviously we’ve formulated plans, implementing plans, clearly some of the restructuring costs and stuff are --- there is a part of the purchase accounting allocation — some of it’s booked into that. Some of it we have only had one month, so some additional restructuring costs and expenses will show up as they’re incurred. Those would be broken out. So, those are hard to predict exact timing on those. Obviously there are some more — there’s more things for us to do, especially across the manufacturing operations and finish closing down some of these sites.

Mark Donahue - Ferris, Baker Watts, Inc. - Analyst

Okay. And last question, the cost associated with Remec this quarter, I think we have talked about revenue gross margin, I thought we would just try to find out the cost you thought it was associated with.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, actually, and this is probably a shock to most people, if I look on a proforma basis I take out the amortization related to the acquisition, Remec actually contributed profits to our business. I think that’s the first time that can be said for them for quite a while.

Mark Donahue - Ferris, Baker Watts, Inc. - Analyst

All right. And I know someone asked the question about head count, but do you have the number of people you have right now?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, we have about 5,870 employees.

Kevin Michaels - Powerwave Technologies-CFO, Secretary

And just a note of that, obviously I think Remec added somewhere over 3,000 to our total count, and the issue is that you have to remember part of the acquisition we acquired three major manufacturing sites. So the bulk of the people are located at those manufacturing sites, which is Costa Rica, the Philippines and China.

Mark Donahue - Ferris, Baker Watts, Inc.-Analyst

Great, thank you, appreciate it.

Ron Buschur - Powerwave Technologies-President, CEO

Thank you.

Operator

Gentlemen, your next question comes from the line of Mike Walkley with Piper Jaffray, please proceed sir.

Mike Walkley - Piper Jaffray & Co.-Analyst

Great, thanks. It’s nice to see Remec turn to profitability for you guys. Just have a question Kevin really thinking about OpEx, I know you’re going to have some changes going forward, but can you maybe share with us, without giving guidance first, if some longer term targets of the percent of sales we should think about once the acquisition is completed?

Kevin Michaels - Powerwave Technologies-CFO, Secretary

Well I think longer term - obviously our goal all along has been to try to drive that down to the lower, I mean historically in the last year or two it’s been about up around 18, 19% range, we are getting it down. Obviously our goal, longer-term, is to try to drive it down towards the 15% range or a little lower and continue to leverage that. That’s looking on proforma so excluding any amortizations of acquisition related expenses. That’s where we’re trying to drive it to. I mean clearly - obviously in the fourth quarter it is going to be up and, you know, looking at the range 6 to 8 million probably not an unrealistic range of increase related to the Remec acquisition, but as a percentage of revenues and stuff I think we should see, you know, we are looking to see it continue to try to drive down overall as a percentage.

Mike Walkley - Piper Jaffray & Co.-Analyst

Is that a target you think you could hit?

Kevin Michaels - Powerwave Technologies-CFO, Secretary

I think long term, I think we can hit, I mean we can get easily in the 16, 17% range. I think we have a chance to drive it lower than that and get down to the 15, maybe even lower. And that’s certainly our goal longer term. We have a lot of long-term strategic goals to try to leverage this model more. So, you know, and part of it gets tied to what kind of growth rates we have seen in the industry over the next year or two. If we get some strong growth like we have had, you know, we can leverage that a lot faster. And maybe even get it down to the lower teens, but that’s really a long-term target.

Mike Walkley - Piper Jaffray & Co.-Analyst

Great, thanks. And Ron maybe just a question for you, if you look out into your business mix longer term on a geographic basis, a lot of talk about India and maybe 3 G licenses, can you just talk on how you take your position for some of those emerging market growth?

Ron Buschur - Powerwave Technologies - President, CEO

Sure. I think you have two questions that you are alluding to, one is a 3 G license in China, then the growth existing in India and in parts of maybe Latin America and other APAC regions. We certainly think based on our relationship that we have with the carriers and the OEMs and the Asian and APAC region, certainly in China, that we’re well positioned to benefit to offer them the end solution they’re looking for in the 3 G marketplace. I think that’s demonstrated by our growth again this quarter and our 3 G segment of our business and our products that we offer to our customers. As far as India, Latin America and other parts of the region that are growing and there is some catalyst for growth, we think we’re very well positioned there.

Keep in mind on India, you know, we had very important part of the rollout in the first wave of growth and implementation of products in that marketplace. And we believe we’re positioned well with the OEMs and directly with the operators there to offer that end solution again to them.

Mike Walkley - Piper Jaffray & Co. - Analyst

Great, thanks. One last question, if you could touch on the pricing environment now and how that might change in some of the Indian and emerging markets?

Ron Buschur - Powerwave Technologies - President, CEO

It’s certainly a competitive price, let’s say the market is very competitive let’s say from a cost in pricing perspective. We think it’s a little more rational than what it was in the past, but when you get into some of these markets certainly India is one you have to be very careful with the business model and what you’re trying to achieve in that region and, you know, we have historically done well there. But we’re certainly caution on how we price our products and our end solutions.

Mike Walkley - Piper Jaffray & Co. - Analyst

Great. Thank you very much.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Thank you.

Operator

Gentlemen, your next question comes from the line of Rich Valera with Needham and Company, please proceed.

Rich Valera - Needham & Co. - Analyst

Kevin, can you hear me?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Yes, we can hear you Rich.

Rich Valera - Needham & Co. - Analyst

The 19 million of Remec revenue, can you say roughly how that fell into the reported segments?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

You know, I just don’t have that broken out. I mean clearly their two - the bulk of their business would be between filters, filters, amplifiers and TMA’s, so, it’s going to be between base station and antenna systems largely.

Rich Valera - Needham & Co. - Analyst

Fair enough. And then with respect to the guidance for the fourth quarter, I think someone sort of alluded to this in prior questions, but traditionally you have seen a pretty decent sequential uptick sort of seasonally in the fourth quarter, and sort of adjusted for Remec, it looks flattish sequentially; is there any specific reason for that or is this maybe sort of you mentioned more rational operator spending patterns or is there any region where historically you have seen a bump up that you don’t expect to see this fourth quarter for any reason?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

I think generally our view is I think there’s more rational, I think overall business is strong. We do think there is some incremental growth for us there, but we do view that overall I would say we think that you’re not going to see the large kind of end of year budget spend that you may have in the past, because people have been spending pretty healthy all along the way.

Rich Valera - Needham & Co. - Analyst

Fair enough. Now, there’s a big other asset line on the balance sheet this quarter, I’m sure from the acquisition. Is there any breakdown you can give of that other asset line?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, we’ll give a — that will get broken down more when we file our Q. Some of that, you know, there’s accounting going on between goodwill and other assets and things like that as part of the purchase accounting. As we mentioned, we have done preliminary work there, we’re trying to get preliminary things completed there, so, we will break out more detail once we file the Q.

Rich Valera - Needham & Co. - Analyst

On your other income as you mentioned you had a big FX essentially loss there this quarter, can you sigh what you’re assuming in your fourth quarter guidance with respect to FX, do we assume any loss there, or do we just assume we go back to sort of neutral?

Kevin Michaels - Powerwave Technologies - CFO, Secretary

We assumed a small loss, not as large, about $0.5 million — — assumption overall in there. So we try to be a little conservative, you know, in the last two quarters we have flipped both ways so —

Rich Valera - Needham & Co. - Analyst

Right, right. Okay, thanks very much.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Thank you.

Operator

Gentlemen your next question comes from the line of James Faucette with Pacific Crest Securities, please proceed sir.

Steve Klement - Pacific Crest Securities - Analyst

This is Steve Klement for James. Both my questions have been answered, I just missed what you said about your expected diluted share count for Q4.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

They should be 143 million, fully diluted.

Steve Klement - Pacific Crest Securities - Analyst

Thank you.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

You’re welcome.

Operator

Your next question gentlemen comes from the line of Tony Rao with East Shore Partners, please proceed, sir.

Tony Rao - East Shore Partners - Analyst

Good afternoon. I would like to follow up with one of the questions that was asked earlier on China and India. Can you give a little flavor — obviously India is— I would imagine is with — is carrier direct sales, would that be a good assumption?

Ron Buschur - Powerwave Technologies - President, CEO

No, we actually sell to the OEMs who provide the end products in India as well as direct, Tony, so it’s really a combination.

Tony Rao - East Shore Partners - Analyst

Okay. So when you speak of, you know, success and revenues, even though you don’t break it out from India are you counting revenue that you may be shipping to another location for manufacturing for end application in India?

Kevin Michaels - Powerwave Technologies - CFO

It is possible that we — that we — as we do our breakouts on regions we track to where we invoice to. So in our regional breakouts yes, there could be product that’s going to a different region that ends up in India.

Tony Rao - East Shore Partners - Analyst

All right. In general in the Asian markets can you give a little flavor for me on how your business is, you know, percentages or just in general terms with respect to OEMs or carrier direct. You have had, you know, great success in the other markets diversifying and selling directly to the carriers. Is that a model that also is applicable throughout Asia or is it much more OEM dependent?

Ron Buschur - Powerwave Technologies - President, CEO

No, we think that’s an applicable model for Asia. What we really have to focus on now is building the reputation and build upon the reputation we have in North America and Europe on our consistent quality, our ability to offer the end solutions to the customers. And really build that trust and partnership as we have done in these other market segments. We certainly do believe we are well positioned as well with the OEMs there and that’s going to have an influence on helping us build a lasting relationship.

Tony Rao - East Shore Partners - Analyst

When you look at the OEMs let’s say in China, what types of products — are they acting like a western OEM may act as far as the types of products they look for from you, or are they looking for higher levels of integration, a little clarity on what they’re looking for?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, I think you have hit that perfectly on the head. They’re really looking for a more integrated solution and they’re really giving, you know, ourselves and others an opportunity to design and provide that complete end to end solution. They really aren’t defining how we go about achieving that, they just give us the end requirement and they are allowing us leadway to provide that. And I think that’s slightly different than what we are seeing with the other OEMs.

Tony Rao - East Shore Partners - Analyst

Yes, I would say. And does it matter with these OEMs, are you seeing, do they share with you I guess on the amplifiers — it makes some difference what type of, whether it’s UMTS or TDSUMA, do you have any feelings for where the products are ending up?

Ron Buschur - Powerwave Technologies - President, CEO

We certainly obviously the requirements from technical perspective are different between the two protocols, so yes, we have an understanding of where they’re driving a lot of technology and we are seeing a lot of interest around developing a 3 G type of product for their applications.

But with that said, we are supporting the existing protocol as well, because I think there is just such a large install base out there yet and some of the uncertainty around the licensing.

Tony Rao - East Shore Partners - Analyst

Great. One last question if I may, it seems that in the last several months almost all of the OEMs have established fairly sizable efforts internally to develop Wimax products. Are you thinking about wimax now, have you had any discussions OEMs on wimax? Share with us your strategies there?

Ron Buschur - Powerwave Technologies - President, CEO

We certainly have been working with some of the OEMS around offering a solution regarding wimax and being able to participate in designs that would support that application. So we do believe that there is a renewed interest in that area. And we have the technology and the products to support that and will it continue to support the OEMs as well as some of the enterprise customers in that endeavor if they select Powerwave.

Tony Rao — East Shore Partners - Analyst

With the OEMs, is it — what type of products do you foresee would it be amplifiers, do you think you will also get involved in antennas and so forth in that market?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, I think we’re supporting the antennas, we’re certainly supporting an amplifier or conditioning products as well in that arena. So it really allows us to use our broad base of technology and building blocks that we have assembled with the acquisitions and what we have developed internally.

Tony Rao - East Shore Partners - Analyst

Thank you.

Operator

Gentlemen, the next question comes from the line of John Brulette, a private investor, please proceed sir.

John Brulette - Private Investor - Analyst

Yes, I was just wondering if you could comment on the growth rate of the shares outstanding and what they’re used for, if it was for the employees or if it was for raising capital, what you’re planning to do with this.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

Well, the shares outstanding are growing due to the acquisition of Remec. Part of the acquisition we utilized 10 million shares, so the growth in the fourth — it closed in September so you only get a fraction of it impacting the third quarter, the rest goes to the fourth quarter, and the fully diluted number reflects, you have to look, the fully diluted number we’re referring to also includes our outstanding converts. We have $330 million of outstanding converts and that equates to roughly 30 million shares of stock.

Beyond that there is not much growth, it’s just the diluted calculation reflects our outstanding options, there hasn’t been any significant changes there. So really nothing else is going on.

John Brulette - Private Investor - Analyst

Thank you very much for the detail, I appreciate that.

Kevin Michaels - Powerwave Technologies - CFO, Secretary

You’re welcome.

Operator

And sir, at this time I would like to turn the call back over to Mr. Buschur for the closing remarks.

Ron Buschur - Powerwave Technologies - President, CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We remain very focused and excited about the opportunities in the current wireless infrastructure marketplace. And we look forward to sharing with you our results for the fourth quarter 2005.

Operator

Thank you for your participation in today’s conference. This does conclude your presentation and you may now disconnect. Everyone have a wonderful day.

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